Exhibit 10.2
SUN RIVER ENERGY, INC.
SECURED CONVERTIBLE PROMISSORY NOTE

Amount: $2,545,896.10	Dallas, Texas	Date: June 4, 2012

 Due Date: December 4, 2012

FOR VALUE RECEIVED, Sun River Energy, Inc., a Colorado corporation ("Maker") promises to pay to the order of Thimothy S. Wafford ("Payee") at such address in Dallas, Texas, as set forth below or as the holder of this Note may designate from time to time in writing to Maker, the principal sum of Two Million Five Hundred Forty Five Thousand Eight Hundred Ninety Six and 10/100 DOLLARS ($2,545,896.10) together with interest thereon from the date hereof at the rate of four percent (4%) per annum, payable as hereinafter provided.At the time of payment of this Note, Maker also agrees to pay any applicable employer taxes owed by Maker to the Internal Revenue Service with respect to the principal amount of this Note; however, Maker shall not be responsible for payment of any applicable withholding taxes owed by Payee unless Payee instructs Maker in writing to withhold such taxes from Maker’s repayment of the principal amount of this Note.  The accrued interest on the outstanding principal balance will be calculated on a 365-day year.

All principal, accrued and unpaid interest and other amounts owing from Maker hereunder (collectively, the “Outstanding Balance”) shall be due and payable on December 4, 2012, the date that is six (6) months counted from and after the date of this Note (the “Due Date”).

Maker shall have the right to prepay this Note in whole or in part at any time without penalty or premium, upon 10 days written notice to Payee and subject to Payee’s right to convert as set forth below.

All amounts paid hereunder shall be applied first to all interest then accrued and unpaid hereunder, and the balance, if any, to principal.  In the event of default, all past due principal and interest on this Note shall bear interest at the maximum rate permitted by law from maturity until paid.  All sums called for, payable or to be paid hereunder shall be paid in lawful money of the United States of America which at the time of payment is legal tender for the payment of public and private debts therein.

Prior to the Due Date, the Payee of this Note shall have the option, in his sole discretion, upon written notice to the Maker, to convert all or part of the principal balance and interest, but not the employer or employee taxes, of this Note into shares of common stock of Sun River Energy, Inc. at a price per share equal to $0.20 per share.  After the Due Date, the Payee of this Note shall have the option, in his sole discretion, upon written notice to the Maker, to convert all or part of the principal balance and interest, but not the employer or employee taxes, of this Note into shares of common stock of Sun River Energy, Inc. at a price per share equal to 85% of the closing price per share on the date immediately preceding the date of the written notice.  Such written notice shall be hand delivered, mailed, faxed or sent electronically to Maker’s President and CEO, at its principal place of business, 5646 Milton St., Suite 130, Dallas, Texas 75206.  Further, such notice shall contain a representation from Payee that Payee is acquiring the Shares for investment for the Payees’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  Upon receipt of such notice, Maker will instruct its transfer agent to issue shares of its common stock in accordance with the terms of this Note.  The Payee understands that the Shares have not been, and will not be when issued, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations made by Payee.  The Payee acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

If default is made in the payment of this Note at maturity (regardless of how its maturity may be brought about) or the same is placed in the hands of an attorney for collection, or if suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees to pay the holder of this Note any and all attorney's fees, collection fees and expenses incurred in connection therewith.

A default exists under this note if (1) Maker fails to timely pay or perform any obligation or covenant in this Note or any written agreement between Payee and Maker or any Other Obligated Party; (2) any warranty, covenant, or representation in this note or in any other written agreement between Payee and Maker is materially false when made; (3) a receiver is appointed for Maker or any property on which a lien or security interest is created as security (the "Collateral Security") for any part of this note; (4) any Collateral Security is assigned for the benefit of creditors; (5) a bankruptcy or insolvency proceeding is commenced by Maker; (6) (a) a bankruptcy or insolvency proceeding is commenced against Maker and (b) the proceeding continues without dismissal for sixty days, the party against whom the proceeding is commenced admits the material allegations of the petition against it, or an order for relief is entered; (7) the Maker is dissolved, begins to wind up its affairs, is authorized to dissolve or wind up its affairs by its governing body or persons, or any event occurs or condition exists that permits the dissolution or winding up of the affairs of the Maker; (8) a Change in Control of Maker occurs as set forth in the definition below; or (8) any Collateral Security is impaired by loss, theft, damage, levy and execution, issuance of an official writ or order of seizure, or destruction, unless it is promptly replaced with collateral security of like kind and quality or restored immediately to its former condition.

Change in Control Defined. For purposes of this note, "Change in Control" shall mean the occurrence of any of the following:

(i)           any person or "group" (within the meaning of Section 13(d)(3) of the 1934 Act), acquiring "beneficial ownership" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Company;

(ii)           the sale of all or substantially all of the Company's assets in one or more related transactions to a person other than such a sale to a subsidiary of the Company which does not involve a change in the equity holdings of the Company; or

(iii)           any merger, consolidation, reorganization or similar event of the Company or any of its subsidiaries, as a result of which the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty-one percent (51%) of the aggregate voting power of the capital stock of the surviving entity.

Maker waives notice of presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest or notice of protest and non-payment, bringing of suit and diligence in taking any action to collect any sums owing hereunder and in proceeding against any of the rights and properties securing payment hereof, and agrees that its liability on this Note shall not be affected by any release of or change in any security for the payment of this Note.  All amounts payable under this Note shall be payable without relief from valuation and appraisement laws.

In the event of a default in the payment of any installment of either principal or interest or any other default as provided for herein, or in the performance of any agreement or covenant contained in this Note or any instrument securing payment hereof, the holder of this Note shall have the right and option to declare the unpaid balance of principal and accrued interest on this Note at once due and payable and to foreclose or require foreclosure of any and all liens securing payment hereof, and to exercise any and all other rights and remedies it may have.  Failure to exercise this option upon any default shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

Payment of this Note is secured by one or more instruments entitled MORTGAGE, SECURITY AGREEMENT, FINANCING STATEMENT AND ASSIGNMENT OF PRODUCTION AND REVENUES (the "Mortgage") which will be executedby Maker, covering a 47.5% undivided interest in all property owned now, or in the future, whether real or personal, by Maker in Colfax County,New Mexico, as described therein, and by a UCC1 financing statement.  Maker agrees to execute the Mortgage within 14 days of the date this Note is executed.  In the event Maker fails to execute the Mortgage within 14 days, Maker agrees that Payee is entitled to specific performance of this obligation under the Note.

All notices permitted hereunder shall be given to the addressee at the following address:

If to Payee:

Thimothy S. Wafford
8400 San Fernando Way
Dallas, TX 75218
214-503-6803 (phone)

If to Maker:

Sun River Energy, Inc.
Attention: Donal R. Schmidt, Jr.
5646 Milton St.
Suite 130
Dallas, Texas 75206
214-369-7300 (phone)
214-369-7301 (fax)

While no notices are required to be given by Payee to Maker in the event of default and acceleration, all other notices given hereunder shall be in writing and shall be considered properly given if mailed by first-class United States mail, postage prepaid, registered or certified with return receipt requested, or by delivering same in person to the addressee.  Any notice given in accordance herewith shall be effective upon receipt at the address of the addressee.  Each of Payee and Maker may change its address for notice by notice to the other in the manner set forth above.

It is expressly stipulated and agreed to be the intent of Maker and Payee to at all times comply with the usury and other laws applicable to this Note and the instruments securing the payment hereof (the "Security Instruments") and any subsequent revisions, repeals, or judicial interpretations thereof, to the extent any of the same are applicable hereto.  If such laws are ever revised, repealed, or judicially interpreted so as to render usurious any amount called for under this Note or under any of the Security Instruments, or contracted for, charged, or received with respect to the indebtedness evidenced by this Note, or if Payee's exercise of the option herein contained to accelerate the maturity of this Note or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by law, then it is Maker's and Payee's express intent that all excess amounts theretofore collected by Payee be credited on the principal balance of this Note (or, if the Note has been paid in full, refunded to Maker), and the provisions of this Note and the Security Instruments immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.

All of the stipulations, promises and agreements in this Note made by or on behalf of Maker shall bind the successors and assigns of Maker, whether so expressed or not, and inure to the benefit of the successors and assigns of Maker and Payee.  Maker may not assign, pledge or otherwise transfer this Note, including by merger or other means, without the prior written consent of Payee.

This Note shall be governed by and construed in accordance with the laws of the State of Texas, without reference to the principles of conflicts of law that would direct the application of the laws of another jurisdiction.

EXECUTED on this 4th day of June, 2012.

SUN RIVER ENERGY, INC.

By: /s/ Donal R. Schmidt, Jr.
Name: Donal R. Schmidt, Jr.
Title: President & CEO